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                                                                     EXHIBIT 2.6

                            CROSS-LICENSE AGREEMENT

     THIS AGREEMENT is made and entered into as of July __, 1995 ("Effective Date") by and between Catalytica Combustion Systems, Inc. ("CCS") and Catalytica, Inc. ("Catalytica").

                                   RECITALS
                                   --------

     WHEREAS, Catalytica and CCS have entered into an Assignment and Assumption Agreement of even date hereof, wherein Catalytica has assigned to CCS ownership of certain intellectual property relating to catalysts and catalytic combustors for combustion systems;

     WHEREAS, Catalytica and CCS recognize that as a result of their continuing research and business activities, each may acquire a transferrable interest in intellectual property having potential value to the other Party in its line of business, which, in the case of CCS, is the development, manufacture and commercialization of combustion systems and gas sensing or monitoring devices ("Combustion/Sensor Field") and, in the case of Catalytica, is the development, manufacture and commercialization of products and processes outside of the Combustion/Sensor Field; and

     WHEREAS, Catalytica and CCS wish to facilitate the exchange of transferrable intellectual property which may have value to the other Party in its line of business and to license to that Party the rights to practice under such transferrable intellectual property as may be necessary to enable that Party to develop, manufacture and commercialize products and/or processes related to its line of business.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties hereto agree as follows:

     1.   Definitions
          -----------

     (a) "CCS's Line of Business" means the research (including contract research for third parties), development, manufacture (including manufacture for CCS by third parties) and commercialization of (i) catalysts, catalytic combustors, and catalytic processes for use in combustion systems for gas turbines, burners, furnaces and the like to improve combustion efficiency and/or reduce pollutants in the gaseous effluents; and (ii) gas sensor and monitoring devices, including components employed therein.

     (b) "Catalytica's Line of Business" means the research, development, manufacture (including manufacture for Catalytica by third parties) and commercialization of products and/or processes outside of CCS's Line of Business.

     (c) "Intellectual Property" means any and all ideas, procedures, processes, designs, inventions, discoveries, technologies, know-how, show-how, trade secrets,
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documents and works of authorship owned or possessed without restriction on transfer, including without limitation, any and all (i) issued United States and foreign patents, utility models and the like, applications therefor pending before any relevant authority worldwide, any patents, utility models and the like issuing from such applications, and any additions, continuations, continuations-in-part, divisions, reissues or extensions based thereon; (ii) copyrights and other rights in works of authorship; (iii) mask work rights; (iv) trade secrets; (v) rights in trademarks, trade names, service marks or other product or corporate identifications; and (vi) any other intellectual property rights, in each case, relating to, or used in connection with, CCS's Line of Business and/or Catalytica's Line of Business.

     2.   License Grants
          --------------

     (a) Catalytica hereby grants to CCS an irrevocable, royalty-free, exclusive worldwide license under Catalytica's Intellectual Property conceived, authored or developed after the Effective Date relating to CCS's Line of Business to make, have made, use, lease or sell products and/or processes within CCS's Line of Business. This exclusive license shall be limited in field-of-use to CCS's Line of Business but shall include unlimited rights to sublicense in that field-of-use.

     (b) CCS hereby grants to Catalytica an irrevocable, royalty-free, exclusive worldwide license under CCS's Intellectual Property relating to Catalytica's Line of Business (including Intellectual Property held by CCS as of the Effective Date and Intellectual Property which is conceived, authored or developed after the Effective Date) to make, have made, use, lease or sell products and/or processes within Catalytica's Line of Business.

     This exclusive license shall be limited in field-of-use to Catalytica's Line of Business but shall include unlimited rights to sublicense in that field-of-use.

     3.   Transfer of Information
          -----------------------

     To assure adequate and proper exchange of technology (technical information, data, know-how, show-how and trade secrets) within Intellectual Property, which may be relevant to the other Party's line of business, the Parties agree to meet periodically at mutually convenient times (on both formal and informal basis) to exchange such transferrable technology as one Party, in good faith, believes would be of interest to the other Party in pursuing its line of business. Further, each Party shall have a duty to bring to the attention of the other Party any technology relevant to the other Party's line of business which may come into the other Party's possession without restriction on transfer after the Effective Date hereof.

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     4.   Non-Disclosure
          --------------

     Each Party shall use its best efforts and exercise utmost diligence to protect, guard and maintain the confidentiality of that part of the Intellectual Property which is confidential to the other Party (hereinafter "Confidential Information"). Except, as required for development, manufacture and commercialization of products or processes as set forth herein, receiving Party shall not directly or indirectly disclose or disseminate the Confidential Information to any third party without the prior written consent of the disclosing Party.

     5.   Miscellaneous
          -------------

     (a) This Agreement contains the entire understanding between the Parties with respect to the rendering of Services and may be modified only by a written instrument duly executed by each Party's authorized representative. If either Party shall on any occasion fail to perform any provision of this Agreement and the other Party shall not enforce that provision, the failure to enforce on that occasion shall not prevent enforcement on any other occasion.

     (b) If any provision of this Agreement is held invalid by any law, rule, order or regulation of any government or by the final determination of any state or federal court, such invalidity shall not affect the enforceability of any other provision not held to be invalid, and such invalidity shall not affect the enforceability of such provision in any jurisdiction where such provision has not been held to be invalid.

     (c) Neither Party shall assign this Agreement or its rights and obligations hereunder without the prior written consent of the other Party, provided, however, that this Agreement may be assigned by either Party to a purchaser of its entire business upon prior written notice to the other Party.

     (d) This Agreement shall be governed by the laws of the State of California. All disputations resulting from this Agreement which cannot be settled by mutual consent of the Parties shall be subject to arbitration by the American Arbitration Association; the costs and expenses of which shall be borne by the losing Party.

     (e) Paragraph headings and captions used herein are for conveniences of reference only and shall not be used in the construction or interpretation of this Agreement. This Agreement has been jointly prepared on the basis of the mutual understanding of the Parties and shall not be construed against either Party by reason of such Party's being the drafter hereof.

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     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the date first written above.



                                          CATALYTICA COMBUSTION SYSTEMS, INC.



Date   9/5/95                             By /s/ Robert L. Garren
    -------------                            -----------------------------------
                                                CATALYTICA, INC.



Date   9/5/95                             By /s/ Lawrence W. Briscoe
    -------------                            -----------------------------------


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